Exhibit 99.2

On May 4, 2005, the Registrant's Chief Financial Officer issued the following communication to all of the Registrant's employees:

Attached is IAC’s earnings release for the first quarter ended March 31, 2005.

We had a good quarter by any reasonable measure – strong revenue growth, higher margins, solid free cash flow —results that met even our own ambitious agenda.

To name a few highlights from our Q1 results: HSN continued its momentum with strong top and bottom line growth.  LendingTree has successfully integrated LendingTree Loans and more than doubled its revenue and more than tripled its earnings.  Citysearch grew revenue by 50% and is expected to generate positive earnings for the first time in the second quarter.  And the businesses which will comprise the new Expedia when we complete our separation into two companies continued its leadership in online travel with revenue growth of 17% and operating income before amortization growth of 36 percent.

There were many additional operating highlights throughout the company, and taken together, this performance forms the foundation for our separation into two public companies in the coming months – each with an ambitious agenda and real momentum.

Thank you for your work this quarter, and all of your continuing efforts as we go forward ...

Tom